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Exhibit (a)(1)(xxxii)

Next Level Partners LLC Tenders Shares to Motorola

        NEW YORK, NY—April 1, 2003—Spencer Trask & Co. Chairman, and beneficial owner of Next Level Partners LLC, Kevin Kimberlin announced today that Next Level Partners has tendered its shares in Next Level Communications, Inc. (NASDAQ: NXTV) to Motorola, Inc., (NYSE: MOT) under Motorola's recently revised offer. Next Level Partners LLC owns more than two million Next Level Communications shares.

        "We are very pleased to be tendering our remaining interest in Next Level Communications," said Kimberlin. "As part of Motorola, Next Level will have the resources to be better able to pursue Regional Bell Operating Companies and other global telephone customers aggressively and cost effectively."

        "Motorola is pleased that the principals at Next Level Partners see the value of Motorola's revised offer," said Donald McLellan, Motorola corporate vice president for mergers and acquisitions. "It is a true endorsement that a significant holder who has been involved with this business since before Motorola acquired its investment in Next Level has elected to tender its shares in our offer."

        "While Next Level has sold over $400 million of product to over 100 telephone companies world-wide since 1998, we believe it is necessary to have the full support and resources of Motorola for Next Level to capture potential significant business opportunities as Next Level products continue to set the world standard for broadband enabled telephony," Kimberlin continued.

        Next Level Communications is the first company to build and sell integrated broadband access platform to deliver voice, high-speed data and digital video over existing copper telephone lines.

        Next Level shareholders who have any questions or need assistance, including assistance in tendering shares should contact the Information Agent, Georgeson Shareholder Communications, toll free at (866) 203-9357.

Notice For Next Level Securityholders

        Next Level securityholders and other interested parties are urged to read Motorola's tender offer statement and other relevant documents filed with the SEC because they contain important information. Next Level security holders will be able to receive such documents free of charge at the SEC's web site, www.sec.gov, from Motorola, Inc. at 1303 E. Algonquin Road, Schaumburg, Illinois 60196, ATTN: Investor Relations, or by calling Georgeson Shareholder toll free at (866) 203-9357.

About Spencer Trask

        Spencer Trask is a leading venture capital firm discovering emerging growth companies in the communications, information technology and life sciences fields. With a network of co-investors and business leaders, Spencer Trask provides entrepreneurs with the financial and intellectual capital to transform bright ideas into world-changing companies.

About Motorola

        Motorola, Inc. (NYSE: MOT) is a global leader in providing integrated communications and embedded electronic solutions. Sales in 2002 were $26.7 billion. Motorola is a global corporate citizen dedicated to ethical business practices and pioneering important technologies that make things smarter and life better for people, honored traditions that began when the company was founded 75 years ago this year. For more information, please visit: www.motorola.com.

Business Risks

        Statements in this news release and other announcements that relate to the tender offer and any subsequent merger, Next Level's business and operations and the impact of the reintegration of Next Level into Motorola described herein are "forward-looking statements". These statements are based on management's current expectations and involve risks and uncertainties which include whether the conditions to the tender offer will be satisfied and, following the consummation of the tender offer and the merger, Motorola's ability to successfully reintegrate Next Level operations, retain key employees, reduce costs, general economic factors and capital market conditions, and general industry trends. Motorola and Next Level wish to caution the reader that these factors, as well as other factors described in Motorola's and Next Level's SEC filings, are among the factors that could cause actual results to differ materially from the expectations described in the forward-looking statements.

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Media Contacts:
Liza Olsen
1+212-326-9200 ext 825
 www.spencertrask.com

Jennifer Weyrauch
Motorola, Inc.
1+847-435-5320
 Jennifer.Weyrauch@motorola.com

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  Exhibit (a)(1)(xxxii)